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                                                                   EXHIBIT 10.13

        O'SULLIVAN INDUSTRIES HOLDINGS, INC. INCENTIVE COMPENSATION PLAN

         O'Sullivan has an incentive compensation plan in which its executive officers and certain other management employees of O'Sullivan participate. The Compensation Committee recommends, and the Board of Directors adopts, the plan's goals and target award levels, which can vary from year to year. The plan's goals may include goals for O'Sullivan's earnings before interest, taxes, depreciation and amortization, sales, efficient use of working capital and other factors; each goal may have a different weighting. Individual goals may also form a portion of the goal for each individual participant. For each goal, the Board sets a threshold level, a target level and a maximum level. If the threshold level is not achieved with respect to a goal, no award is made for that goal. Individual target amounts are set by the Board as a percentage of each executive officer's salary.

         After the end of a fiscal year, O'Sullivan's achievement will be measured with respect to each goal. Incentive compensation will be calculated based upon results for the fiscal year compared with the goals. The calculations will then be used to compute each participant's incentive compensation for the fiscal year and will be paid to the participant.